Exhibit 10.23
AMENDMENT NO. 5
This Amendment No. 5 (the “Amendment”) to the U.S. Systems Integrator Agreement (the “Agreement”) by and between Cisco Systems, Inc., (“Cisco”) a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, CA, 95134, and Internet work Experts, Inc. (“Integrator”) a Texas corporation having its principal place of business at 15960 Midway Road, Suite 101, Addison, Texas, 75001 is entered into as of the date last written below (“the Effective Date”).
WHEREAS, Cisco and Integrator have previously entered into the Agreement dated November 13, 2001, as amended; and
NOW WHEREFORE, the parties agree to amend the Agreement as follows:
1).	The term of the Agreement is extended until November 12, 2005.
If the Agreement shall have expired prior to the Amendment Effective Date, any orders received and Products purchased between the date of expiration and the Amendment Effective Date shall be in all respects deemed made under the Agreement as in effect prior to this Agreement.
2).	Exhibit C-2, Cisco Brand Services Resale Exhibit shall be replaced in its entirety with the attached Exhibit C-3

3).	All other terms and conditions of the Agreement remain unchanged.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the last date which is written below.

CISCO SYSTEMS, INC.		INTERNETWORK EXPERTS, INC.

BY:	/s/ Frank A. Calderon	BY:	/s/ Paul Klotz
(Authorized Signature)		(Authorized Signature)

NAME:	FRANK A. CALDERON	NAME:	PAUL KLOTZ

TITLE:	VP, WW SALES FINANCE	TITLE:	Vice President

DATE:	1/27/05	DATE:	1/21/05

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2.1	BPRA. Integrator must complete the Business Partner Readiness Assessment prior to resale of any Services hereunder.

2.2	Ordering Tools. Integrator agrees to use Cisco offered electronic ordering solutions (e.g. Ordering Tool and Service Contract Center) for any new service orders or service renewal orders. End-User name and site details are required to place any orders.
3.0	CISCO RIGHTS AND OBLIGATIONS. For each End User to whom Integrator resells Cisco Brand Services, Cisco will use commercially reasonable efforts to provide Services directly to Integrator’s End User in accordance with the following.
3.1	Cisco.com Access. Cisco will provide an appropriate level of partner access to Cisco.com. This system provides Integrator with technical and general information on Products.

3.2	Warranty. For the duration of the Cisco warranty period, Cisco will provide Bug Fixes and Hardware replacement service to Integrator as follows:
3.2.1	Bug Fixes.
3.2.1.1	When required, Cisco will provide new Software to integrator to correct a problem, or provide a network-bootable Software image, as determined by Cisco.

3.2.1.2	Distribution Rights. Cisco grants Integrator the right to distribute Bug Fixes to its End Users provided the End User is currently licensed to use the Software.
3.2.2	Hardware Support. Cisco will replace Product in accordance with the warranty terms set forth in the published Product warranty provided with the original Product.
3.3	Resale of Services. Cisco will make the Services listed in Attachment A, Services Availability, to this Exhibit available to Integrator for resale to Integrator’s End Users. Services are subject to the availability limitations specified in Attachment A.

3.4	Support Agreements. Support will be provided to End Users pursuant to a standard Cisco Support Agreement between Cisco and End User. The Support Agreements to be used are provided by Cisco. Notwithstanding anything to the contrary, nothing in this Exhibit shall require Cisco to execute a Support Agreement with an End User. Prior to commencing Services for an End User, Cisco must receive the documents specified in Section 4.1.2 of this Exhibit whereupon Cisco will:
3.4.1	Validate Product model and serial numbers.

3.4.2	Execute and return the Support Agreement and provide an Equipment List (excluding charges) and the Support Agreement number to the End User.

3.4.3	Provide a copy of the Equipment List (including charges) and Support Agreement number to Integrator.
4.0	INTEGRATOR RIGHTS AND OBLIGATIONS.
4.1	Resale of Services. Subject to the terms and conditions of this Exhibit, Integrator is authorized on a non-exclusive basis to resell Services to End Users, according to the following process:
4.1.1	Integrator resells the Services to an End User and providing the End User with a copy of the standard Cisco Support Agreement for review and signature. Integrator and End User may not make any modification(s) to the Support Agreement.
4.1.2	Cisco requires the following documents from Integrator prior to commencing Services to End Users:

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Warranty shall commence upon shipment to the End User. Warranty service consists of the following Software and Hardware replacement services:
4.5.1.1	Integrator will distribute Bug Fixes to the End User during the warranty period.

4.5.1.2	Integrator will meet the replacement obligations as set forth in the then-current published Product warranty applicable to the particular Product sold to the End User.
4.5.2	Returns Coordination. For Product returned to Cisco for replacement under warranty, Integrator will comply with the following:
4.5.2.1	Coordinate the return of all failed parts, freight and insurance prepaid, to the Cisco designated location. For Product that has been advance replaced pursuant to the Product warranty terms, integrator shall return falled/defective Product within ten (10) days of receipt of the replacement Product; otherwise, Product will be invoiced to Integrator at the then current list price.

4.5.2.2	Comply with the following RMA procedure:
4.5.2.2.1	Ensure all Products are property packaged prior to being shipped, and will include a written description of the failure and specification of any changes or alterations made to the Product. Product returned to Cisco will conform in quantity and serial number to the RMA request.

4.5.2.2.2	Tag each Product returned with the RMA transaction number and a brief description of the problem.
4.6	Unsupported End User List. If Integrator elects not to support Product under this Exhibit, Integrator shall refer End User information, including but not limited to End User name, address and phone number to Cisco at the time of Product purchase or renewal of support via any of the means described in section 1.4 above. If Product becomes unsupported due to End User decision at some point subsequent to initial deployment, Integrator shall refer End User information to Cisco within 90 days of equipment becoming unsupported.
5.0 PRICE AND PAYMENT TERMS.
5.1	Discounts.
5.1.1	Unit-Based Model. The price of Services to Integrator for a period of twelve months from the Effective Date (“Unit-Based Measurement Period”) shall be calculated by applying Cisco’s then-current service list price less the applicable discount based on Integrator’s ability to have attached Service to Product purchased (“Attach Rate”) over the previous twelve (12) month period on a units-based method (“Unit-Based”) shown below.

Determination of Unit-Based Attach Rate. Unit-Based Attach Rate is established by calculating Integrator’s total number of Products covered by Cisco brand services (per Attachment A) as a percentage of the total number of Products purchased over the most recent period of twelve (12) full calendar months.

Attach Rate	Discount
0% – 35%	10%
36% – 55%	15%
56% – 74%	20%
75%+	25%
5.1.2	Revenue-Based Model. The price of Services to Integrator for a period of twelve months from expiration of the Unit-Based Measurement Period and for subsequent twelve month period(s) (“Revenue-Based Measurement Period”) shall be calculated by applying Cisco’s then-current

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5.3	All prices in the Equipment List(s) are exclusive of any taxes and duties which, if applicable, shall be paid by Integrator. Applicable taxes are billed as a separate item. In addition, the following items will be billed to Integrator: time and material fees and Product list price of replaced Product not returned pursuant to the terms of End User’s Support Agreement.

5.4	This Agreement may be terminated by Cisco and/or Cisco may suspend its performance immediately upon Notice if (i) Integrator does not provide the Unsupported End User List pursuant to Section 4.3 within thirty (30) days after the end of the previous quarter and after Notice from Cisco or (ii) Integrator fails to pay for the Services when due and fails to make such payment within fifteen (15) days after Notice from Cisco of such past due payment. Notwithstanding the above, Cisco shall have the right to seek payment for Services directly from the End User in the event Integrator does not remit payment to Cisco pursuant to the payment terms.

5.5	Integrator is free to determine its resale prices unilaterally. Integrator understands that neither Cisco, nor any employee or representative of Cisco, may give any special treatment (favorable or unfavorable) to Integrator as a result of Integrator’s selection of resale prices. No employee or representative of Cisco or anyone else has any authority to specify what Integrator’s resale prices for the Services must be, or to inhibit in any way, Integrator’s pricing discretion with respect to the Services.

5.6	Support for Other Product. Integrator may support Other Product under the following conditions: Integrator provides Cisco (i) a request to support Other Product and (ii) a letter from the End User including a request for Service from the Integrator and a list of the Product(s) and serial number(s) to be supported.
6.0 GENERAL.
6.1	Entitlement. Integrator acknowledges that an End User is entitled to receive support services only on Product for which Integrator has paid the applicable license and support fees to Cisco. Integrator agrees to assist Cisco with enforcement of End User entitlement as necessary.

6.2	Disclosure of Contract Information. Integrator acknowledges and agrees that in no event shall any of the information contained in this Exhibit or Integrator’s Agreement number be disclosed to any third party.

6.3	Representations and Warranties. Integrator shall not make any representations or warranties on behalf of Cisco, except as expressly authorized herein or as expressly authorized by Cisco in writing. Neither Integrator nor Cisco will make any obligation to End Users on behalf of the other, nor commit the resources of the other to End Users.

6.4	Independent Contractors. The relationship of Cisco and Integrator established by this Exhibit is that of independent contractors, and nothing contained in this Exhibit shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Integrator to create or assume any obligation on behalf of Cisco for any purpose whatsoever. All financial obligations associated with Integrator’s business are the sole responsibility of Integrator. All sales end other agreements between Integrator and its End Users are Integrator’s exclusive responsibility and shall have no effect on Integrator’s obligations under this Agreement. Integrator shall be solely responsible for, and shall indemnify and hold Cisco free and harmless from, any and all claims, damages or lawsuits (including Cisco’s attorneys’ fees) arising out of the acts of Integrator, its employees or its agents.

6.5	Indemnification. Integrator hereby indemnifies and holds Cisco harmless from any claim, loss, damage or expense, including reasonable court costs and attorney’s fees, resulting from any claim made by End User against Cisco hereunder under claim of a third party beneficiary or otherwise. This shall not limit Cisco’s obligations, subject to the terms and conditions of this Agreement, to provide the Services described herein.

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APPENDIX A
CISCO PROBLEM PRIORITIZATION AND ESCALATION GUIDELINE
To ensure that all problems are reported in a standard format, Cisco has established the following problem priority definitions. These definitions will assist Cisco in allocating the appropriate resources to resolve problems. Integrator must assign a priority to all problems submitted to Cisco.
PROBLEM PRIORITY DEFINITIONS:
Priority 1:	An existing network is down or there is a critical impact to the End User’s business operation. Cisco, Integrator and End User will commit full-time resources to resolve the situation.

Priority 2:	Operation of an existing network is severely degraded, or significant aspects of the End User’s business operation are being negatively impacted by unacceptable network performance. Cisco, Integrator and End User will commit full-time resources during Standard Business Hours to resolve the situation.

Priority 3:	Operational performance of the network is impaired while most business operations remain functional. Cisco, Integrator and End User are willing to commit resources during Standard Business Hours to restore service to satisfactory levels.

Priority 4:	Information or assistance is required on Cisco product capabilities, installation, or configuration. There is clearly little or no impact to the End User’s business operation. Cisco, Integrator and End User are willing to provide resources during Standard Business Hours to provide information or assistance as requested.
Cisco encourages Integrator to reference this guide when Integrator-initiated escalation is required. If Integrator does not feel that adequate forward progress or the quality of Cisco service is satisfactory, Cisco encourages Integrator to escalate the problem ownership to the appropriate level of Cisco management by asking for the TAC Duty Manager.
CISCO ESCALATION GUIDELINE:

Elapsed	Priority 1	Priority 2	Priority 3	Priority 4
Time
Customer
1-Hour	Engineering Manager
	Technical Support	Customer
4-Hour	Director	Engineering Manager
	Vice President	Technical Support
24-Hour	Customer Advocacy	Director
	President (CEO)	Vice President
48-Hour		Customer Advocacy
Customer Engineering
72-Hour			Manager
		President (CEO)	Technical Support	Customer
			Director	Engineering
96-Hour				Manager

Note:	Priority 1 problem escalation times are measured in calendar hours 24 hours per day, 7 days per week. Priority 2, 3 and 4 escalation times correspond with Standard Business Hours.

The Cisco Manager to which the problem is escalated will take ownership of the problem and provide the Integrator with updates. Cisco recommends that Integrator-initiated escalation begin at the Customer Engineering Manager level and proceed upward using the escalation guideline shown above for reference. This will allow those most closely associated with the support resources to correct any service problems quickly.

ACCESSING TAC:
North America, South America:	+1-800-553-2447 (within the United States) +1-408-526-7209
Europe, Middle East, Africa:	+32-2-778-4242
Asia Pacific:	+1-800-805-227 (within Australia) +61-2-9935-4107

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